Obalon Announces Second Quarter 2018 Financial Results
SAN DIEGO, CA August 2, 2018 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its unaudited financial results as of and for the second quarter ended June 30, 2018.
Second Quarter 2018 highlights:

•	Total revenue of $2.7 million increased 103% vs Q1-18 and 39% vs Q2-17

•	US revenue of $1.5 million increased 211% vs Q1-18 and decreased 20% vs Q2-17

•	US Reorders were $1.0 million, or 64% of US sales, an increase of 221% vs Q1-18 and 61% vs Q2-17

•	Operating loss of $9.6 million decreased 20% vs $12.1 million in Q1-18 and increased 26% vs $7.6 million in Q2-17

•	Amended loan agreement providing access to additional $10.0 million

•	Filed PMA-S response for Touch dispenser

•	Filed PMA-S for Touch-compatible Navigation system

The Company reported revenue of $2.7 million for the second quarter of 2018, compared to $1.3 million for the first quarter of 2018 and $2.0 million for the second quarter of 2017. Net loss was reported at $9.8 million for the second quarter of 2018, compared to $12.1 million for the first quarter of 2018 and $7.7 million for the second quarter of 2017. Net loss per share for the second quarter of 2018 was $0.57 as compared to $0.71 for the first quarter of 2018 and $0.46 for the second quarter of 2017.
Cost of revenue was $1.7 million for the second quarter of 2018, up from $0.8 million for the first quarter of 2018 and $1.0 million for second quarter of 2017. Gross profit for the second quarter of 2018 was $1.0 million, resulting in a gross margin of 37%, compared to a gross profit of $0.6 million and gross margin of 43% for the first quarter of 2018 and a gross profit of $1.0 million and gross margin of 50% for the second quarter of 2017.

Research and Development expense for the second quarter of 2018 totaled $3.4 million, up from $2.6 million for the first quarter of 2018 and $2.8 million for the second quarter of 2017. Selling, General and Administrative expense decreased to $7.3 million for the second quarter of 2018 as compared to $10.0 million for the first quarter of 2018 and increased from $5.9 million for the second quarter of 2017.
Operating loss for the second quarter of 2018 was $9.6 million, down from $12.1 million for the first quarter of 2018, but up from $7.6 million for the second quarter of 2017.
As of June 30, 2018, cash, cash equivalents and short-term investments were $25.2 million.
“We are pleased with the increase in revenue compared to Q1-18, especially with reorder revenues from existing customers,” said Bill Plovanic, CFO of Obalon. “In Q2-18, we reduced our cash usage by $2.7 million compared to Q1-18. We believe this, along with the $25.2 million cash on hand at the end of Q2-18 and access to an additional $10.0 million of debt, furthers our ability to support the continued development of this novel and exciting non-surgical treatment for obesity.”

Call Information
A conference call to discuss second quarter 2018 financial results is scheduled for today, August 2, 2018, at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (844) 889-7791 (U.S.) or (661) 378-9934 (international) using passcode 6384879.  Media and individuals will be in a listen-only mode. Participants are asked to dial in a few minutes prior to the call to register for the event.  The conference call will also be webcast live at: https://edge.media-server.com/m6/p/jud3fsps.
An archive of the webcast will be available for twelve months following the event on the Obalon Therapeutics, Inc. website located at http://investor.obalon.com in the “News & Events” section.
About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. The Obalon management team has over 150 combined years of experience in developing and commercializing novel medical technologies with a track record of financial and clinical excellence. For more information, please visit www.obalon.com.
For Obalon Therapeutics, Inc.
Investor Contact:
William Plovanic
Chief Financial Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com
Media:
Megan Driscoll
EvolveMKD
Office Phone: +1 646 517 4220
mdriscoll@evolvemkd.com

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
Revenue	$2,732	$1,963	$4,078	$3,435
Cost of revenue	1,732	990	2,501	1,813
Gross profit	1,000	973	1,577	1,622
Operating expenses:
Research and development	3,352	2,760	5,991	5,160
Selling, general and administrative	7,250	5,853	17,256	11,793
Total operating expenses	10,602	8,613	23,247	16,953
Loss from operations	(9,602)	(7,640)	(21,670)	(15,331)
Interest expense, net	(57)	(35)	(94)	(89)
Other expense	(94)	(55)	(115)	(55)
Net loss	(9,753)	(7,730)	(21,879)	(15,475)
Other comprehensive income (loss)	—	—	6	(18)
Net loss and comprehensive loss	$(9,753)	$(7,730)	$(21,873)	$(15,493)
Net loss per share, basic and diluted	$(0.57)	$(0.46)	$(1.29)	$(0.93)
Weighted-average common shares outstanding, basic and diluted	17,039,876	16,637,335	17,013,529	16,599,891

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	June 30, 2018	December 31, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$24,212	$21,108
Short-term investments	997	23,292
Accounts receivable, net of allowance of $433 and $239, respectively	3,049	4,223
Inventory	1,842	1,418
Other current assets	857	1,714
Total current assets	30,957	51,755
Property and equipment, net	1,514	1,346
Total assets	$32,471	$53,101
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,445	$1,276
Accrued compensation	2,132	4,494
Deferred revenue	302	510
Other current liabilities	2,552	1,773
Current portion of long-term loan	3,965	1,958
Total current liabilities	10,396	10,011
Deferred rent	44	13
Long-term loan, excluding current portion	5,980	7,964
Total long-term liabilities	6,024	7,977
Total liabilities	16,420	17,988
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 and 300,000,000 shares authorized as of June 30, 2018 and December 31, 2017, respectively; 17,858,704 and 17,500,604 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	18	18
Additional paid-in capital	149,285	146,474
Accumulated other comprehensive gain (loss)	1	(5)
Accumulated deficit	(133,253)	(111,374)
Total stockholders’ equity	16,051	35,113
Total liabilities and stockholders’ equity	$32,471	$53,101

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2018	2017
	(Unaudited)
Operating activities:
Net loss	$(21,879)	$(15,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	276	136
Stock-based compensation	2,603	1,079
Loss on disposal of fixed assets	107	—
(Accretion) amortization of investment (discount) premium, net	(7)	11
Amortization of debt discount	22	20
Change in operating assets and liabilities:
Accounts receivable, net	1,174	(1,757)
Accounts receivable from related party	—	515
Inventory	(424)	80
Other current assets	857	539
Accounts payable	275	58
Accrued compensation	(2,362)	(116)
Accrued clinical expenses	418	91
Deferred revenue	(208)	85
Other current and long term liabilities	424	326
Net cash used in operating activities	(18,724)	(14,408)
Investing activities:
Purchases of short-term investments	(995)	(64,928)
Maturities of short-term investments	23,301	12,500
Purchase of property and equipment	(657)	(559)
Net cash provided by (used in) investing activities	21,649	(52,987)
Financing activities:
Proceeds from stock issued under employee stock purchase plan	148	210
Proceeds from sale of common stock upon exercise of stock options	31	37
Net cash provided by financing activities	179	247
Net increase (decrease) in cash and cash equivalents	3,104	(67,148)
Cash and cash equivalents at beginning of period	21,108	72,975
Cash and cash equivalents at end of period	$24,212	$5,827
Supplemental cash flow information:
Interest paid	$307	$270
Property and equipment in accounts payable	$106	$96